Exhibit 99.1

                               PRESS RELEASE
                            REPORT OF EARNINGS

                                                                May 7, 2004
                                                    Shawnee Mission, Kansas

The following is a report of earnings for Seaboard Corporation (AMEX symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three months ended April 3, 2004 and March 29, 2003, in thousands of dollars except per share amounts.

                                                          Three Months Ended
                                                         April 3,    March 29,
                                                           2004        2003

Net sales                                              $  615,675  $  461,867

Earnings (loss) before cumulative effect of changes
 in accounting principles                                  27,377        (933)

Cumulative effect of changes in accounting for asset
 retirement obligations and dry-dock accruals, net of
 income tax expense of $550                                    -        3,648

Net earnings                                           $   27,377  $    2,715

Earnings (loss) per share before cumulative effect of
 changes in accounting principles                      $    21.81  $    (0.74)

Cumulative effect of changes in accounting for asset
 retirement obligations and dry-dock accruals                   -        2.90

Net earnings per common share                          $    21.81  $     2.16

Average  number of shares outstanding                   1,255,054   1,255,054


Notes to Report of Earnings:

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, which required the Company to record a long-lived asset and related liability for asset retirement obligation costs associated with the closure of the hog lagoons it is legally obligated to close. Accordingly, the Company recorded the cumulative effect of the change in accounting principle with a charge to earnings of $2,195,000 ($1,339,000 net of tax) or $1.07 per common share.

Additionally, effective January 1, 2003, the Company changed its method of accounting for the scheduled dry-dock of vessels from the accrue-in-advance method to the direct-expense method. As a result, during the first quarter of 2003, the Company reversed the balance of the accrued liability for dry-dock maintenance as of December 31, 2002, resulting in an increase in earnings of $6,393,000 ($4,987,000 net of tax) or $3.97 per common share.

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